FOR IMMEDIATE RELEASE – August 12, 2016	Exhibit 99.1
Contact
Randall C. Hall, SVP/CFO 919.313.3600 randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces Second Quarter 2016 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCPink: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the second quarter of 2016 today.

James H. Sills, III, President and CEO of the Company, commented, “We are focused on improving core earnings and expense containment. Since the end of 2015, we have had a significant decrease in non-accruals and delinquent loans which continue to be a focus of the Bank. Our overall delinquency percentage decreased from 4.18% as of December 31, 2015 to 3.45 % as of June 30, 2016. During the second quarter, we implemented a reduction in force (RIF) program which reduced our staff by 11 percent and we continue to look for ways to reduce our overhead and other non-interest related expenses. We had a very good quarter in terms of loan growth, we closed over $12.0M in new loans which will help improve our earnings position later in the year and we hired two new lenders for our Raleigh and Triad Markets. For the remaining quarters in 2016, the Company will continue to make progress on our strategic priorities placing emphasis on increasing loan volume and continuing to reducing problem assets.”

The Company recorded quarterly net income for the second quarter of 2016 of $50,000 compared to $318,000 for the second quarter of 2015, a decrease of $268,000. Net loss available to common shareholders for the second quarter of 2016 was $9,000 compared to net income available to common stockholders of $259,000 for the second quarter of 2015, a decrease of $268,000. Diluted income per common share decreased $0.13 to none for the second quarter of 2016 compared to $0.13 in the second quarter of 2015.

The Company recorded a net loss for the six months ended June 30, 2016 of $31,000 compared to net income of $149,000 for the same period of 2015, a decrease of $180,000. Net loss available to common shareholders for the six months ended June 30, 2016 was $148,000 compared to net income available to commons stockholders of $32,000 for the same period of 2015, a decrease of $180,000. Diluted income (loss) per common share decreased $0.09 to $(0.07) for the six months ended June 30, 2016 compared to $0.02 in the same period of 2015.

The Company produced net interest income of $2.2 million during the three months ended June 30, 2016, which was down $259,000 from the $2.5 million generated for the same period of 2015. Interest income decreased $236,000 or 8.90% to $2.4 million for the three months ended June 30, 2016 as compared to the same period of the prior year. Interest expense increased to $187,000 for the three months ended June 30, 2016 compared to $164,000 for the same period in 2015.

The Company produced net interest income of $4.5 million during the six months ended June 30, 2016, which was $372,000 lower than the $4.9 million generated for the same time of 2015. The decrease was primarily caused by lower interest income, which decreased $342,000 or approximately 6.54% to $4.9 million for the six months ended June 30, 2016 as compared to the same period of the prior year. Interest expense increased to $367,000 for the six months ended June 30, 2016 compared to $337,000 for the same period in 2015.

Noninterest income increased $323,000 or 80.15% to $726,000 during the quarter ended June 30, 2016 as compared to the same period in 2015. The increase was primarily associated with the realization of $315,000 gains on the sales of investment securities during second quarter of 2016 compared to none during the comparable 2015 quarter.

Noninterest income increased $359,000 or 45.16% to $1.2 million during the six months ended June 30, 2016 as compared to the same period of 2015. The increase was primarily associated with the realization of $321,000 gains on the sales of investment securities during the first six months of 2016 compared to $29,000 during the comparable 2015 period.

Noninterest expense increased $256,000 or 10.24% to $2.8 million for the quarter ended June 30, 2016 compared to $2.5 million for the same period of 2015, primarily driven by a $145,000 increase in net other real estate owned (“OREO”) expenses, a $71,000 increase in information technology and a $43,000 increase in salaries and employee benefits.

Noninterest expense increased $77,000 or 1.40% to $5.6 million during the six months ended June 30, 2016 compared to $5.5 million for the same period of 2015 primarily driven by a $125,000 increase in information technology, $91,000 increase in salaries and employee benefits and a $40,000 increase in marketing expenses.

Total assets as of June 30, 2016 were $296.7 million, down 0.52% or $1.6 million from $298.3 million as of December 31, 2015. During the six months ended June 30, 2016, loans decreased to $163.5 million, down 0.83% or $1.3 million from $164.8 million as of December 31, 2015. Cash and cash equivalents increased by $4.7 million to $32.9 million as of June 30, 2016. The increase was primarily attributable to calls, maturities and sales of the Company’s available-for-sale investment securities, which decreased $5.0 million to $75.0 million at June 30, 2016 compared to $80.0 million at December 31, 2015.

The allowance for loan losses was $3.1 million and $3.4 million as of June 30, 2016 and December 31, 2015, respectively, which represented 1.90% and 2.08%, respectively, of total loans outstanding. OREO totaled $2.7 million and $2.8 million at June 30, 2016 and December 31, 2015, respectively. The decrease has been driven by significant efforts from the Bank to dispose of nonperforming assets and to write-down OREO to current net realizable values.

Total liabilities as of June 30, 2016 were $260.1 million, down 0.75% or $1.9 million from $262.0 million as of December 31, 2015. Decreases in total deposits were primarily attributable to decreases in interest-bearing time deposits including Certificates of Deposit Account Registry Service (“CDARS”). Interest-bearing deposits decreased $6.2 million or 2.95% from $209.8 million December 31, 2015 to $203.6 at June 30, 2016. The decrease in interest-bearing deposits was partially offset by the $5.6 million increase in noninterest-bearing deposits to $50.5 million at June 30, 2016 compared to $44.9 million at December 31, 2015. The swings in deposit balances primarily represent seasonality and volatility with the Company’s commercial customer base and CDARS accounts. Other liabilities decreased $1.4 million to $5.0 million at June 30, 2016 from thousand from $6.4 million at December 31, 2015. The decrease primarily represents the purchase of loans during 2015, which did not settle until the first quarter of 2016.

Total stockholders' equity as of June 30, 2016 was $36.6 million as compared to total stockholders' equity at December 31, 2015 of $36.2 million. Accumulated other comprehensive loss decreased from $2.1 million at December 31, 2015 to $1.6 million as of June 30, 2016, driven by an increase in the market value of the Company's available-for-sale investment securities and pension plans during the period partially offset by preferred dividends and accretion of $117,000 and a year-to-date net loss of $31,000.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.